News Release                                                        Exhibit 99.1
Public Storage, Inc.
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com
--------------------------------------------------------------------------------
                                                    For Release:  Immediately
                                                    Date: May 3, 2007
                                                    Contact: Mr. Clemente Teng
                                                    (818) 244-8080

 PUBLIC STORAGE, INC. REPORTS RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2007

GLENDALE, California - Public Storage, Inc. (NYSE:PSA) announced today operating results for the first quarter ended March 31, 2007.

OPERATING RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2007:
-------------------------------------------------------------

Net income for the three months ended March 31, 2007 was $59,778,000 compared to net income of $114,216,000 for the same period in 2006, representing a decrease of $54,438,000. This decrease is primarily due to the temporary impact of certain items related to our merger with Shurgard Storage Centers, Inc. ("Shurgard"). During the three months ended March 31, 2007, we incurred amortization expense totaling $86 million due to the amortization of certain intangible assets acquired in the merger and we incurred approximately $4 million in merger integration expenses. This decrease also includes $36 million in depreciation expense related to buildings acquired in the merger.

The negative impacts to our net income from the above mentioned items were partially offset by improved operations from our Same Store group of facilities, continued growth in operations from our newly developed and recently expanded facilities, as well as continued growth in our recently acquired self-storage facilities including the facilities acquired in the merger with Shurgard.

Our Same Store net operating income, before depreciation expense, increased by approximately $4,354,000 to $147,849,000, or 3.0%, as a result of a 2.9%
improvement in revenues partially offset by a 2.7% increase in cost of operations. We continued with our expanded media activities along with our aggressive pricing and promotional discount programs in order to increase the overall occupancy of our domestic portfolio, which includes the domestic properties acquired from Shurgard. Aggregate net operating income for our newly developed and recently expanded and acquired facilities (other than the Shurgard facilities) increased by approximately $4,414,000 to $22,044,000 compared to the same period in 2006. This increase was largely due to the impact of facilities acquired in 2005 and 2006, combined with continued fill-up of our newly developed and expansion facilities. For those facilities that were acquired in the Shurgard merger in August 2006, net operating income was approximately $77,109,000 for the quarter ended March 31, 2007.

For the three months ended March 31, 2007, we had a net loss allocable to our common shareholders (after allocating net income to our preferred and equity shareholders) of $4,354,000 or $0.03 per common share on a diluted basis compared to income of $62,245,000 or $0.48 per common share on a diluted basis for the same period in 2006, representing a decrease of $66,599,000 or $0.51 per diluted common share. The decreases in net income allocable to common shareholders on an aggregate and per-share basis are due primarily to the impact of the factors described above, combined with an increase in income allocated to preferred shareholders, as described below.

For the three months ended March 31, 2007 and 2006, we allocated $58,776,000 and $46,615,000 of our net income, respectively, to our preferred shareholders based on distributions paid. The year-over-year increase is due to the issuance of additional preferred securities, partially offset by the redemption of preferred securities that had higher dividend rates than the newly issued preferred securities.

Weighted average diluted shares increased to 169,229,000 for the three months ended March 31, 2007 from 129,009,000 for the three months ended March 31, 2006. The increase in weighted average diluted shares is due primarily to the issuance of approximately 38.9 million shares in the merger with Shurgard, which are included in our weighted average shares since the completion of the merger on August 22, 2006, as well as the exercise of employee stock options assumed in the merger with Shurgard.

FUNDS FROM OPERATIONS:
----------------------

For the three months ended March 31, 2007, funds from operations ("FFO") increased to $1.05 per common share on a diluted basis as compared to $0.94 per common share for the same period in 2006, representing an increase of $0.11 per common share, or 11.7%.

For the three months ended March 31, 2007 and 2006, FFO has been impacted as a result of (i) additional expenses incurred in connection with the merger with Shurgard totaling approximately $4.0 million and $1.2 million for the three months ended March 31, 2007 and 2006, respectively, included in general and administrative expense, (ii) foreign exchange gains net of a loss on derivative instruments aggregating approximately $4.3 million for the three months ended March 31, 2007, and (iii) a change in estimated insurance proceeds with respect to damage caused by Hurricane Katrina ($2.7 million), resulting in a casualty gain for the three months ended March 31, 2007.

The following table provides a summary of the impact of these items that have occurred during the three months ended March 31, 2007 and 2006:


                                                                                   Three Months Ended
                                                                                         March 31,
                                                                      ----------------------------------------------
                                                                                                       Percentage
                                                                          2007            2006           Change
                                                                      ------------    ------------    --------------

FFO per common share prior to adjustments for the
   following items.............................                        $  1.02         $    0.95             7.4%

Costs and expenses incurred in connection with the merger
   with Shurgard...............................                          (0.02)            (0.01)
Foreign exchange and derivatives, net..........                           0.03                 -
Increase in insurance proceeds - casualty gain.                           0.02                 -
                                                                      ------------    ------------
FFO per common share, as reported .............                        $  1.05         $    0.94            11.7%
                                                                      ============    ============



FFO is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). It is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distribution and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

PROPERTY OPERATIONS-SAME STORE FACILITIES:
------------------------------------------

We increased the number of facilities included in the Same Store Facilities from 1,266 facilities at December 31, 2006 to 1,316 facilities at March 31, 2007. The increase in the Same Store pool of facilities is due to the inclusion of 79 facilities previously classified as Acquired, Developed or Expansion facilities and the removal of 29 facilities that are now classified as Expansion facilities. These facilities are included in the Same Store Facilities because they are all stabilized and owned since January 1, 2005 and will therefore provide meaningful comparative data for 2005, 2006 and 2007. The 29 facilities that have been classified as Expansion facilities are facilities that are either currently undergoing repackaging activities or are expected to commence such activities during 2007 and accordingly will no longer provide meaningful comparative data for 2005, 2006 and 2007.

As a result of the increase in the number of Same Store Facilities, the relative weighting of markets has changed. Accordingly, comparisons should not be made between information presented in our 2006 reports for the 1,266 Same Store Facilities and the current 1,316 Same Store Facilities to identify trends in occupancies, realized rents per square foot, or other operating trends.

The Same Store facilities contain approximately 77.8 million net rentable square feet, representing approximately 63% of the aggregate net rentable square feet in the United States of our consolidated self-storage portfolio at March 31, 2007. The following table summarizes the historical operating results of the Same Store facilities:


Selected Operating Data for the Same Store                                 Three Months Ended
-------------------------------------------                                     March 31,
Facilities (1,316 Facilities):                           ------------------------------------------------------
------------------------------                                                                    Percentage
                                                               2007              2006               Change
                                                         ---------------    --------------      ---------------
                                                         (Dollar amounts in thousands, except weighted average
                                                                                 data)
Revenues:
    Rental income.................................         $  215,727        $   209,805             2.8%
    Late charges and administrative fees
      collected...................................              9,950              9,492             4.8%
                                                         ---------------    --------------      ---------------
    Total revenues (a)............................            225,677            219,297             2.9%

Cost of operations (excluding depreciation):
    Property taxes ...............................             22,871             21,988             4.0%
    Direct property payroll.......................             16,141             15,519             4.0%
    Advertising and promotion.....................              6,728              6,963            (3.4)%
    Utilities.....................................              5,428              5,195             4.5%
    Repairs and maintenance.......................              7,041              7,104            (0.9)%
    Telephone reservation center..................              2,069              2,043             1.3%
    Property insurance............................              2,454              1,962            25.1%
    Other costs of management.....................             15,096             15,028             0.5%
                                                         ---------------    --------------      ---------------
  Total cost of operations (a)....................             77,828             75,802             2.7%
                                                         ---------------    --------------      ---------------
Net operating income (before depreciation) (b)....            147,849            143,495             3.0%
Depreciation expense..............................            (40,406)           (41,051)           (1.6)%
                                                         ---------------    --------------      ---------------
Operating income..................................         $  107,443        $   102,444             4.9%
                                                         ===============    ==============      ===============
Gross margin (before depreciation)................              65.5%              65.4%             0.2%
Weighted average for the period:
  Square foot occupancy (c).......................              89.8%              90.1%            (0.3)%
  Realized annual rent per occupied square foot (d) (f)    $    12.35        $     11.97             3.2%
  REVPAF (e) (f)..................................         $    11.09        $     10.79             2.8%

Weighted average at March 31:
  Square foot occupancy...........................              90.2%              90.3%            (0.1)%
  In place annual rent per occupied square foot (g)        $    13.28        $     13.02             2.0%
Total net rentable square feet (in thousands).....             77,782             77,782              -


a) See attached reconciliation of these amounts to our consolidated self-storage revenues and operating expenses. Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities.

b) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results.

c) Square foot occupancies represent weighted average occupancy levels over the entire period.

d) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

e) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

f) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

g) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts, and excludes late charges and administrative fees.

The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                                            Three Months Ended
                                                     ------------------------------------------------------------
                                                         March 31       June 30     September 30     December 31     Full Year
                                                     -------------- -------------- --------------  -------------- ---------------
Total revenues (in 000's):
  2006.....................................          $   219,297     $  226,352      $   233,420     $  227,007     $  906,076
  2007.....................................          $   225,677

Total cost of operations (excluding depreciation
   expense) (in 000's):
  2006.....................................          $    75,802     $   76,649      $    74,947     $    72,149    $  299,547
  2007.....................................          $    77,828

Property taxes (in 000's):
  2006.....................................          $    21,988     $   20,730      $    21,700     $    18,844    $   83,262
  2007.....................................          $    22,871

Media advertising expense (in 000's):
  2006.....................................          $     4,130     $    2,802      $     1,049     $     3,823    $   11,804
   2007.....................................         $     3,365

Other advertising and promotion
   expense (in 000's):
  2006.....................................          $     2,833     $    4,256      $     3,723     $     3,640    $   14,452
  2007.....................................          $     3,363

REVPAF:
  2006.....................................          $     10.79     $    11.13      $     11.46     $     11.16    $   11.13
  2007.....................................          $     11.09

Weighted average realized annual rent per occupied
   square foot for the period:
   2006....................................          $     11.97     $    12.08      $     12.55     $     12.42    $   12.26
  2007.....................................          $     12.35

Weighted average square foot occupancy levels for
   the period:
  2006.....................................                 90.1%         92.1%            91.3%           89.8%        90.8%
  2007.....................................                 89.8%


MERGER WITH SHURGARD:
---------------------

On August 22, 2006, we completed the merger with Shurgard Storage Centers, Inc. Included in general and administrative expense are costs related to completing the integration of the two companies of approximately $4.0 million for the three months ended March 31, 2007. Similar costs relating to pursuing the merger totaling $1.2 million were incurred in the quarter ended March 31, 2006. At the end of the first quarter 2007, all the remaining Shurgard corporate staff has been terminated and the corporate facility in Seattle has been closed. We expect there will be merger integration costs of less than $2 million during the second quarter 2007.

SHURGARD EUROPE:
----------------

In January 2007, we repaid all of the notes, $433 million (325 million euros) that encumbered 101 of our wholly-owned European facilities. In connection with the repayment of this debt, we also terminated the related European currency and interest rate hedges.

We own a 20% interest in two joint ventures which collectively own 65 European properties with 3.2 million net rentable square feet. The two ventures collectively had approximately $305 million of outstanding debt at March 31, 2007, which is included in our condensed consolidated financial statements.

At March 31, 2007, we had seven facilities under construction of which six were being developed by the joint venture (351,000 net rentable square feet), with total estimated costs of approximately $74 million, of which approximately $39 million had been incurred as of March 31, 2007. The development of these facilities is subject to various risks and contingencies.

During the first quarter of 2007, we completed the development of two facilities consisting of one in France and one in Sweden at a total cost of $14 million, adding 96,000 net rentable square feet to the portfolio.

During the second quarter of 2007, we expect a share offering of Shurgard Europe. In connection with the offering, which is subject to Belgian regulatory approval, market conditions and other factors, we expect to reduce our ownership in Shurgard Europe, but will retain a significant equity interest.

As previously disclosed in January 2007, we filed an arbitration action with our joint venture partner related to our intention to terminate the joint venture early. As part of our efforts to resolve this dispute, we've entered into an agreement to exchange their interest in the joint venture for shares in the proposed public company.

DEVELOPMENT AND ASSET ACQUISITION ACTIVITIES IN THE U.S.:
---------------------------------------------------------

During the first quarter of 2007, in the United States we completed one development facility at a total cost of $4 million, adding 42,000 of net rentable square feet, and four expansion facilities at a total cost of $14 million, adding 128,000 net rentable square feet.

At March 31, 2007, we had 48 projects in the United States that were either under construction or were expected to begin construction generally within the next year, comprised of 45 projects (2,097,000 net additional rentable square feet) which expand existing self-storage facilities and enhance their visual appeal for a total estimated cost of $164 million, and three newly developed self-storage facilities (173,000 net rentable square feet) for a total estimated cost of $19 million. These projects will be fully funded by us. Opening dates for these facilities are estimated through the next 24 months. The development of these facilities is subject to various risks and contingencies.

During the first quarter 2007, we purchased a self-storage facility in Honolulu, Hawaii with an aggregate of 79,000 net rentable square feet, for approximately $23 million.

ISSUANCE AND REDEMPTION OF PREFERRED SECURITIES:
------------------------------------------------

On January 9, 2007, we issued 20,000,000 depositary shares, with each depositary share representing 1/1,000 of a share of 6.625% Cumulative Preferred Stock, Series M, for aggregate gross proceeds of $500 million. The net proceeds from this offering were used to fund the redemption of preferred securities along with repaying a $300 million bridge loan.

On January 18, 2007, we redeemed our 7.625% Series T Preferred Stock for $152 million, plus accrued and unpaid dividends. The Series T was called for redemption in December 2006.

On February 19, 2007, we redeemed our 7.625% Series U Preferred Stock for $150 million, plus accrued and unpaid dividends. The Series U was called for redemption in December 2006.

SHARE REPURCHASES:
------------------


Our Board of Directors has authorized the repurchase from time to time of up to 25,000,000 shares of our common stock on the open market or in privately negotiated transactions. From the inception of the repurchase program through May 3, 2007, we have repurchased a total of 22,201,720 shares (none from January 1, 2006 through May 3, 2007) of common stock at an aggregate cost of approximately $567.2 million.

NEW CREDIT FACILITY:
--------------------

On March 27, 2007, we entered into a new credit facility with our banking group. The new facility, which replaced our existing facilities, provides for borrowings up to $300 million and provides for more flexible terms and conditions, as compared to the retiring facility. The new facility expires on March 26, 2012. As of March 31, 2007, there was $132 million outstanding on our line of credit.

2007 ANNUAL MEETING
-------------------

At our 2007 Annual Meeting of Shareholders, our shareholders, among other matters, re-elected all current Board members and approved our proposal to reorganize as a Maryland real estate investment trust. We expect to complete the Maryland reorganization during the second quarter.

DISTRIBUTIONS DECLARED:
-----------------------

On May 3, 2007 the Board of Directors declared a quarterly distribution of $0.50 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company's various series of preferred stock. All the distributions are payable on June 28, 2007 to shareholders of record as of June 15, 2007.

FIRST QUARTER CONFERENCE CALL:
------------------------------

A conference call is scheduled for Friday, May 4, 2007 at 9:00 a.m. (PDT) to discuss the first quarter ended March 31, 2007 earnings results. The participant toll free number is (866) 406-5408 (conference ID number 8680419). A
simultaneous   audio   web  cast  may  be   accessed   by  using   the  link  at
www.publicstorage.com under "Corporate Information, Investor Relations" (conference ID number 8680419). A replay of the conference call may be accessed through May 18, 2007 by calling (877) 519-4471 or by using the link at www.publicstorage.com under "Corporate Information, Investor Relations." Both forms of replay utilize conference ID number 8680419.

ABOUT PUBLIC STORAGE, INC.:
---------------------------

Public Storage, Inc., a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company's headquarters are located in Glendale, California. The Company's self-storage properties are located in 38 states and seven Western European nations. At March 31, 2007, the Company had interests in 2,005 storage facilities with approximately 126 million net rentable square feet in the United States and 168 storage facilities with approximately nine million net rentable square feet in Europe.

Additional information about Public Storage, Inc. is available on our website, www.publicstorage.com.

FORWARD-LOOKING STATEMENTS:
---------------------------

All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words "expects," "believes," "anticipates," "should," "estimates" and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Public Storage's actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance are described from time to time in Public Storage's filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors" in Public Storage's Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q and in reports on Form 8-K. These risks include, but are not limited to, the following: risks related to the merger with Shurgard including difficulties that may be encountered in completing the integration of Public Storage and Shurgard, the impact of the merger on occupancy and rental rates, the inability to realize or delays in realizing expected results from the merger, and risks associated with international operations; changes in general economic conditions and in the markets in which Public Storage operates; the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at our facilities; difficulties in Public Storage's ability to evaluate, finance and integrate acquired and developed properties into its existing operations and to fill up those properties; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase our expenses and reduce cash available for distribution; consumers' failure to accept the containerized storage concept; difficulties in raising capital at reasonable rates; delays in the development process; and economic uncertainty due to the impact of war or terrorism. Public Storage disclaims any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of this press release, except where expressly required by law.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA
                                   (Unaudited)

                                                                           Three Months Ended
                                                                                March 31,
                                                                  -----------------------------------
                                                                        2007                2006
                                                                  ----------------    ---------------
                                                                    Amounts in thousands, except per
                                                                             share data)
Revenues:
    Self-storage rental income..........................            $   398,781        $    251,347
    Ancillary operations................................                 33,461              22,096
    Interest and other income...........................                  2,125               5,075
                                                                  ----------------    ---------------
                                                                        434,367             278,518
                                                                  ----------------    ---------------
Expenses:
    Cost of operations:
      Self-storage facilities ..........................                148,920              87,703
      Ancillary operations .............................                 21,001              15,274
    Depreciation and amortization (a)...................                176,481              50,028
    General and administrative (b)......................                 16,516               6,779
    Interest expense....................................                 16,808               1,557
                                                                  ----------------    ---------------
                                                                        379,726             161,341
                                                                  ----------------    ---------------
 Income from continuing operations before casualty gain from hurricane, equity in earnings of real estate entities,
   foreign currency exchange gain, income (expense) from
    derivatives and minority interest in income.........                 54,641             117,177
Casualty gain from Hurricane (c)........................                  2,665                   -
Equity in earnings of real estate entities .............                  3,977               3,466
Foreign currency exchange gain (d)......................                  5,040                   -
Income (expense) from derivatives, net (e)..............                   (762)                  -
Minority interest in income:
 Allocable to preferred minority interests:
    Based upon ongoing distributions....................                 (5,403)             (3,591)
 Other partnership interests ...........................                   (380)             (3,568)
                                                                  ----------------    ---------------
Income from continuing operations.......................                 59,778             113,484
    Cumulative effect of change in accounting principle.                      -                 578
    Discontinued operations ............................                      -                 154
                                                                  ----------------    ---------------
Net income                                                          $    59,778        $    114,216
                                                                  ================    ===============
Net income allocation:
    Allocable to preferred shareholders.................            $    58,776        $     46,615
    Allocable to equity shareholders, Series A..........                  5,356               5,356
    Allocable to common shareholders....................                 (4,354)             62,245
                                                                  ----------------    ---------------
                                                                    $    59,778        $    114,216
                                                                  ================    ===============
Per common share:
    Net income (loss) per share - Basic.................            $     (0.03)       $      0.49
                                                                  ================    ===============
    Net income (loss) per share - Diluted...............            $     (0.03)       $      0.48
                                                                  ================    ===============
    Weighted average common shares - Basic..............                169,229            128,122
                                                                  ================    ===============
    Weighted average common shares - Diluted ...........                169,229            129,009
                                                                  ================    ===============


(a) Depreciation and amortization increased substantially, principally due to $85,784,000 in amortization of intangibles acquired in the merger with Shurgard for the three months ended March 31, 2007, as well as $35,700,000 in depreciation of the buildings acquired from Shurgard for the same period. Amortization is expected to be approximately $69,200,000 in the second quarter of 2007, $51,600,000 in the third quarter of 2007 and $36,700,000 in the fourth quarter of 2007.

(b) Included in general and administrative expense are merger related costs totaling $4,037,000 and $1,224,000 for the three months ended March 31, 2007 and 2006, respectively.
(c) During 2005, several of our self-storage facilities were significantly damaged by Hurricane Katrina. As a result, a loss was recorded in 2005 based on the excess of the net book value of the damaged facilities over the estimated insurance proceeds that we would receive. During the first quarter of 2007, we recorded a casualty gain totaling $2,665,000, representing an increase in our estimate of insurance proceeds.
(d) Represents a gain on intercompany notes receivable with our European subsidiary reflecting the change in Euro exchange rate from December 31, 2006 through March 31, 2007. Because we expect these proceeds to be repaid in the short term, we reflect the change in currency valuations in income during the period in which the changes occur.
(e) In connection with the merger with Shurgard, we assumed various derivative instruments that Shurgard had entered into to hedge currency and interest rate risk with respect to its European debt and investments. Shurgard accounted for these instruments under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments" ("SFAS 133") as highly effective hedges and, accordingly, the fluctuations in value of these instruments were not reflected in earnings. However, we have determined that these derivative instruments are not highly effective hedges under SFAS 133, because we expect that the extinguishment of the hedges and the repayment of the various related debt instruments will not occur at the same time. As a result, fluctuations in fair value of these various instruments are reflected in our net income.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA


                                                                                 March 31,             December 31,
                                                                                   2007                    2006
                                                                            ------------------       ------------------
                                                                                (Unaudited)
                                                                           (Amounts in thousands, except share and
                                                                                          per share data)

ASSETS
Cash and cash equivalents ....................................               $       90,700            $      555,584
Operating real estate facilities:
   Land and building, at cost.................................                   11,339,274                11,261,865
   Accumulated depreciation...................................                   (1,844,609)               (1,754,362)
                                                                            ------------------       ------------------
                                                                                  9,494,665                 9,507,503
Construction in process.......................................                       76,592                    90,038
                                                                            ------------------       ------------------
                                                                                  9,571,257                 9,597,541
Investment in real estate entities............................                      301,711                   301,905
Goodwill......................................................                      174,634                   174,634
Intangible assets, net........................................                      329,372                   414,602
Other assets..................................................                      151,473                   154,207
                                                                            ------------------       ------------------
       Total assets...........................................               $   10,619,147            $   11,198,473
                                                                            ==================       ==================

LIABILITIES AND SHAREHOLDERS' EQUITY
Borrowings on bank credit facilities..........................               $      132,000            $      345,000
Notes payable and debt due to joint venture partner...........                    1,069,360                 1,503,542
Preferred stock called for redemption.........................                            -                   302,150
Accrued and other liabilities.................................                      296,383                   333,706
                                                                            ------------------       ------------------
       Total liabilities......................................                    1,497,743                 2,484,398

Minority interest - preferred partnership interests...........                      325,000                   325,000
Minority interest - other partnership interests...............                      177,109                   181,030

Commitments and contingencies

Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized,
   1,732,600 shares issued (in series) and outstanding (1,712,600 at
   December 31, 2006), at liquidation preference:
     Cumulative Preferred Stock, issued in series.............                    3,355,000                 2,855,000
   Common Stock, $0.10 par value, 200,000,000 shares authorized,
     169,310,601 shares issued and outstanding (169,144,467 at
     December 31, 2006).......................................                       16,931                    16,915
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized, 8,744.193 shares issued and outstanding at
     March 31, 2007 and December 31, 2006.....................                            -                         -
   Paid-in capital............................................                    5,651,677                 5,661,507
   Cumulative net income......................................                    3,563,070                 3,503,292
   Cumulative distributions paid..............................                   (3,997,123)               (3,847,998)
   Accumulated other comprehensive income.....................                       29,740                    19,329
                                                                            ------------------       ------------------
     Total shareholders' equity...............................                    8,619,295                 8,208,045
                                                                            ------------------       ------------------
       Total liabilities and shareholders' equity.............               $   10,619,147             $  11,198,473
                                                                            ==================       ==================


Shurgard Domestic Same Store Selected Operating Data
----------------------------------------------------

We decreased the number of facilities included in the Shurgard Domestic Same Store Facilities from 366 facilities at December 31, 2006 to 355 facilities at March 31, 2007. The Shurgard Domestic Same Store pool of 355 facilities are all stabilized since January 1, 2005 and will therefore provide meaningful comparative data for 2005, 2006 and 2007.

As a result of the decrease in the number of Shurgard Domestic Same Store Facilities, the relative weighting of markets has changed. Accordingly, comparisons should not be made between information presented in our 2006 reports for the 366 Shurgard Domestic Same Store Facilities and the current pool of 355 facilities to identify trends in occupancies, realized rents per square foot, or other operating trends.

The operating data presented in the table below reflects the historical data from January 1, 2006 through March 31, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from January 1, 2007 through March 31, 2007, the period operated under Public Storage.

Selected Operating Data for the 355 facilities operated by Shurgard on a stabilized basis since January 1, 2005
("Shurgard Domestic Same Store Facilities"): (a)

                                                                   Three Months Ended March 31,
                                                       ----------------------------------------------
                                                                                         Percentage
                                                            2007            2006            Change
                                                       -------------    -------------   -------------
                                                       (Dollar amounts in thousands, except weighted
                                                                       average data)
Revenues:
    Rental income.................................      $  64,389        $   62,279           3.4%
    Late charges and administrative fees collected          2,118             2,117             -
                                                       -------------    -------------   -------------
    Total revenues (b)............................         66,507            64,396           3.3%

Cost of operations (excluding depreciation):
    Property taxes ...............................          6,893             6,339           8.7%
    Direct property payroll.......................          4,813             7,922         (39.2)%
    Advertising and promotion.....................          1,873             1,599          17.1%
    Utilities.....................................          2,078             1,959           6.1%
    Repairs and maintenance.......................          2,070             1,610          28.6%
    Telephone reservation center..................            559                 -             -
    Property insurance............................            737               358         105.9%
    Other costs of management.....................          4,772             5,876         (18.8)%
                                                       -------------    -------------   -------------
  Total cost of operations (b)....................         23,795            25,663          (7.3)%
                                                       -------------    -------------   -------------
   Net operating income (excluding depreciation) (c)    $  42,712        $   38,733          10.3%
                                                       =============    =============   =============
Gross margin (before depreciation)................          64.2%             60.1%           6.8%
Weighted average for the period:
  Square foot occupancy (d).......................          86.8%             83.4%           4.1%
  Realized annual rent per occupied square foot (e)     $   13.08        $    13.17          (0.7)%
  REVPAF (f) (g)..................................      $   11.36        $    10.98           3.5%

Weighted average at March 31:
  Square foot occupancy...........................          87.6%             83.4%           5.0%

Total net rentable square feet (in thousands).....         22,680            22,680             -


(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period January 1, 2007 through March 31, 2007 are included in our consolidated operating results.

(b) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance, retail sales and truck rental activities which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(c) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(d) Square foot occupancies represent weighted average occupancy levels over the entire period.

(e) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(f) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(g) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

Shurgard European Same Store Selected Operating Data
----------------------------------------------------

In the merger with Shurgard, we acquired 103 wholly-owned facilities and an interest in 57 facilities owned by affiliated joint ventures located in seven European countries. We have applied our definition of what qualifies as a Same Store. The operating data presented in the table below reflects the historical data from January 1, 2006 through March 31, 2006, the period for which the facilities were operated under Shurgard combined with the historical data from January 1, 2007 through March 31, 2007, the period operated under Public Storage.

Selected Operating Data for the 96 facilities operated by Shurgard Europe on a stabilized basis since January 1, 2005 ("Europe Same Store Facilities"): (a)

                                                                       Three Months Ended March 31,
                                                          -----------------------------------------------------
                                                                                                  Percentage
                                                                2007               2006             Change
                                                          ----------------   ---------------   ----------------
                                                          (Dollar amounts in thousands, except weighted average
                                                               data, utilizing constant exchange rates) (b)
Revenues:
    Rental income.................................          $   29,271        $   26,608             10.0%
    Late charges and administrative fees collected                 279               279                 -
                                                          ----------------   ---------------   ----------------
    Total revenues (c)............................              29,550            26,887              9.9%

Cost of operations (excluding depreciation):
    Property taxes ...............................               1,198             1,318             (9.1)%
    Direct property payroll.......................               3,580             4,055            (11.7)%
    Advertising and promotion.....................               1,223             1,860            (34.2)%
    Utilities.....................................                 850               893             (4.8)%
    Repairs and maintenance.......................                 823               851             (3.3)%
    Property insurance............................                 358               369             (3.0)%
    Other costs of management.....................               4,570             4,400              3.9%
                                                          ----------------   ---------------   ----------------
  Total cost of operations (c)....................              12,602            13,746             (8.3)%
                                                          ----------------   ---------------   ----------------
   Net operating income (excluding depreciation) (d)        $   16,948        $   13,141             29.0%
                                                          ================   ===============   ================
Gross margin (before depreciation)................               57.4%             48.9%             17.4%
Weighted average for the period:
  Square foot occupancy (e).......................               88.5%             81.8%              8.2%
  Realized annual rent per occupied square foot (f)         $    25.03        $    24.61              1.7%
  REVPAF (g) (h)..................................          $    22.15        $    20.13             10.0%

Weighted average at March 31:
  Square foot occupancy...........................               89.0%             81.9%              8.7%
  In place annual rent per occupied square foot (i)         $    26.52        $    26.02              1.9%
Total net rentable square feet (in thousands).....               5,286             5,286               -



(a) Operating data reflects the operations of these facilities without regard to the time period in which Public Storage owned the facilities; only the amounts for the period January 1, 2007 through March 31, 2007 are included in our consolidated operating results.

(b) Amounts for all periods have been translated from local currencies to U.S. dollars at a constant exchange rate of 1.31 US Dollars to Euros.

(c) Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales. "Other costs of management" included in cost of operations principally represents all the indirect costs incurred in the operations of the facilities. Indirect costs principally include supervisory costs and corporate overhead cost incurred to support the operating activities of the facilities. These amounts presented herein will not necessarily compare to amounts previously presented by Shurgard in its public reporting due to differences in classification of revenues and expenses, including tenant reinsurance and retail sales which are included on our income statement under "ancillary operations" but were previously presented by Shurgard as self-storage revenue and operating expenses.

(d) Net operating income (before depreciation) or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation expense. Although depreciation is an operating expense, we believe that NOI is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, segment performance, and comparing period-to-period and market-to-market property operating results. NOI is not a substitute for net operating income after depreciation in evaluating our operating results. Depreciation is not presented herein because it is not comparable during the period owned by us and during the period owned by Shurgard, due to differing historical costs and depreciable lives.

(e) Square foot occupancies represent weighted average occupancy levels over the entire period.

(f) Realized annual rent per occupied square foot is computed by annualizing the result of dividing rental income by the weighted average occupied square footage for the period. Realized annual rent per occupied square foot takes into consideration promotional discounts, credit card fees and other costs that reduce rental income from the contractual amounts due.

(g) Annualized rental income per available square foot ("REVPAF") represents annualized rental income divided by total available net rentable square feet.

(h) Late charges and administrative fees are excluded from the computation of realized annual rent per occupied square foot and REVPAF because exclusion of these amounts provides a better measure of our ongoing level of revenue, by excluding the volatility of late charges, which are dependent principally upon the level of tenant delinquency, and administrative fees, which are dependent principally upon the absolute level of move-ins for a period.

(i) In place annual rent per occupied square foot represents annualized contractual rents per occupied square foot without reductions for promotional discounts, and excludes late charges and administrative fees.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA

                    Computation of Funds from Operations (a)
                                   (Unaudited)

                                                                                             Three Months Ended
                                                                                                  March 31,
                                                                                   -------------------------------------
                                                                                          2007                 2006
                                                                                   -----------------    ----------------
                                                                                           (Amounts in thousands,
                                                                                           except per share data)
Computation of Funds from Operations (FFO) allocable to Common Stock
Net income...................................................................       $    59,778          $   114,216
    Add back - depreciation and amortization.................................           176,481               50,028
    Add back - depreciation and amortization included in Discontinued Operations              -                   42
    Eliminate - depreciation with respect to non-real estate assets..........               (98)                 (60)
    Eliminate - our pro rata share of PSB's gain on sale of real estate......                 -                 (312)
    Depreciation from unconsolidated real estate investments.................             9,755                9,254
    Add back - minority interest share of income.............................             5,783                7,159
                                                                                   -----------------    ----------------
Consolidated FFO.............................................................           251,699              180,327
Allocable to preferred minority interest:
    Based upon ongoing distributions.........................................            (5,403)              (3,591)
Allocable to minority interest - other partnership interests.................            (3,803)              (3,880)
                                                                                   -----------------    ----------------
Remaining FFO allocable to our shareholders..................................           242,493              172,856
Less: allocations to preferred and equity stock shareholders:
    Preferred shareholder distributions and EITF Topic D-42 allocation.......           (58,776)             (46,615)
    Equity Stock, Series A distributions.....................................            (5,356)              (5,356)
                                                                                   -----------------    ----------------
Remaining FFO allocable to Common Stock (a)..................................       $   178,361          $   120,885
                                                                                   =================    ================
Weighted average shares:
    Regular common shares....................................................           169,229              128,122
    Weighted average stock options and restricted stock units outstanding using
         treasury method.....................................................             1,107                  887
                                                                                   -----------------    ----------------
Weighted average common shares for purposes of computing fully-diluted FFO per
         common share........................................................           170,336              129,009
                                                                                   =================    ================
FFO per common share (a).....................................................       $      1.05          $      0.94
                                                                                   =================    ================


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA

               Computation of Funds Available for Distribution (c)
                                   (Unaudited)


                                                                       Three Months Ended
                                                                            March 31,
                                                                -----------------------------
                                                                     2007              2006
                                                                -------------   -------------
                                                                   (Amounts in thousands)
Computation of Funds Available for Distribution ("FAD"):
FFO allocable to Common Stock (a)........................       $  178,361       $  120,885
Add: Stock-based compensation expense....................            2,508            1,536
Less: Foreign exchange and Derivative gains..............           (4,278)               -
Less: Capital expenditures to maintain facilities (b)....           (4,707)          (8,379)
                                                                -------------   -------------
Funds available for distribution ("FAD") (c).............       $  171,884       $  114,042
                                                                =============   =============
Distribution to common shareholders......................       $   84,993       $   64,298
                                                                =============   =============
Distribution payout ratio (c)............................            49.4%            56.4%
                                                                =============   =============


(a) Funds from operations ("FFO") is a term defined by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO is a non-GAAP (generally accepted accounting principles) financial measure. FFO is generally defined as net income before depreciation with respect to real estate assets and gains and losses on real estate assets. FFO is presented because management and many analysts consider FFO to be one measure of the performance of real estate companies. In addition, we believe that FFO is helpful to investors as an additional measure of the performance of a REIT, because net income includes the impact of depreciation, which assumes that the value of real estate diminishes predictably over time, while we believe that the value of real estate fluctuates due to market conditions and in response to inflation. FFO computations do not consider scheduled principal payments on debt, capital improvements, distributions, and other obligations of the Company. FFO is not a substitute for our cash flow or net income as a measure of our liquidity or operating performance or our ability to pay dividends. Other REITs may not compute FFO in the same manner; accordingly, FFO may not be comparable among REITs.

(b) Capital expenditures excludes approximately $3,600,000 for the quarter ended March 31, 2007 of costs incurred to re-brand the U.S. Shurgard facilities to the "Public Storage" name, which principally consists of permanent signage.

(c) Funds available for distribution ("FAD") represents FFO, plus 1) impairment charges with respect to real estate assets, 2) the non-cash portion of stock-based compensation expense, 3) income allocation to preferred equity holders in accordance with EITF Topic D-42, less capital expenditures and any gain or loss on foreign exchange or from derivatives. The distribution payout ratio is computed by dividing the distribution paid by FAD. FAD is presented because many analysts consider it to be a measure of the performance and liquidity of real estate companies and because we believe that FAD is helpful to investors as an additional measure of the performance of a REIT. FAD is not a substitute for our cash flow or net income as a measure of our liquidity, operating performance, or our ability to pay dividends. Other REITs may not compute FAD in the same manner; accordingly, FAD may not be comparable among REITs.

                              PUBLIC STORAGE, INC.
                             SELECTED FINANCIAL DATA

          Reconciliation of Same Store Revenues and Cost of Operations
        To Consolidated Self-Storage Rental Income and Cost of Operations
                                   (Unaudited)

                                                                  Three Months Ended
                                                                       March 31,
                                                          --------------------------------
                                                                2007               2006
                                                          ---------------   --------------
                                                                (Amounts in thousands)
Revenues for the 1,316 Same Store facilities.........     $   225,677        $   219,297

Revenues for non-Same Store facilities (a): Development
    facilities (year opened):
       2007..........................................               8                  -
       2006..........................................             857                  -
       2005..........................................             911                369
       2003 and 2004.................................           5,480              4,948
       Expansion facilities..........................          19,363             17,400
    Acquisition facilities (year acquired):
       2007..........................................              12                  -
       2006..........................................           2,285                397
       2005..........................................           6,632              5,638
    Newly consolidated facilities....................           3,736              3,298
    Shurgard facilities - United States (b)..........          89,958                  -
    Shurgard facilities - Europe (b).................          43,862                  -
                                                          ---------------   --------------
Consolidated self-storage revenues (c)...............      $   398,781        $  251,347
                                                          ===============   ==============

Cost of operations for the 1,316 Same Store
    facilities......................................       $    77,828        $   75,802
Cost of operations for non-Same Store facilities (a):
    Development facilities (year opened):
       2007..........................................              41                  -
       2006..........................................             536                  -
       2005..........................................             560                414
       2003 and 2004.................................           1,621              1,581
       Expansion facilities..........................           7,065              6,433
    Acquisition facilities (year acquired):
       2007..........................................               3                  -
       2006..........................................           1,109                225
       2005..........................................           2,569              2,469
    Newly consolidated facilities....................             877                779
    Shurgard facilities - United States (b)..........          33,657                  -
    Shurgard facilities - Europe (b).................          23,054                 -
                                                          ---------------   --------------
Consolidated self-storage cost of operations (c)....      $   148,920         $   87,703
                                                          ===============   ==============

(a) We consolidate the operating results of additional self-storage facilities that are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2005 through March 31, 2007, or because we acquired these facilities from third parties after December 31, 2004.
(b) Represents the operations of the facilities acquired in the merger with Shurgard for the period from January 1, 2007 through March 31, 2007.
(c) Self-storage revenues and cost of operations do not include revenues and expenses generated at the facilities with respect to tenant reinsurance, retail sales and truck rentals.

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